EXHIBIT 10.1

PROFESSIONAL SERVICES AGREEMENT

This Professional Services Agreement (this “Agreement”) is made and entered as of the 18th day of October, 2012 by and between SMTP, Inc. (“SMTP”), a Delaware corporation, with offices located at One Broadway, 14th Floor, Cambridge, MA 02142; and inSegment, Inc., a Massachusetts corporation, with its principal place of business located at 313 Washington Street, Suite 401, Newton, MA 02458  (“inSegment”).

RECITALS:

WHEREAS, inSegment has certain professional skills, knowledge, experience and/or has access to personnel having same which are highly desirable to SMTP; and

WHEREAS, SMTP desires to retain inSegment to provide such professional services to SMTP.

NOW, THEREFORE, in consideration of the promises and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.

Scope of Services.

inSegment shall provide the professional services described in Exhibit A, attached hereto and incorporated herein (the “Services”), to SMTP from time to time during the term of this Agreement as directed by SMTP.   inSegment shall, during the Term(s) (as defined below), be available to consult with SMTP and others as directed by SMTP concerning the Services.

2.

Compensation.

For the Services provided by inSegment, SMTP shall pay inSegment the amount(s) set forth in Exhibit B, attached hereto and incorporated herein. SMTP shall be invoiced on a monthly basis, and it shall make payment to inSegment within 15 days of the issuance of any invoice or else interest at the rate of 1.5% per month compounded monthly will apply, with such interest to commence on the payment due date. Any and all third party fees and reimbursements, which shall have been previously agreed upon by SMTP, shall be billed separately to SMTP in accordance with third party terms and are not included in this Agreement.  SMTP shall promptly provide after the effective date of the Agreement, and during its term, the access to its sales database and CRM system.

3.

Term and Termination.

The Agreement shall commence on the Effective Date and shall continue in force for period of twelve (12) months (the “Term”). After the initial Term, the Agreement shall renew automatically for one (1) year unless terminated by one party upon written notice to the other at least thirty (30) days prior to the expiration of the initial Term (as long as no payments are outstanding.) In the event of an alleged material breach or non-performance of the Agreement, SMTP shall provide sixty (60) days cure notice to inSegment providing a detailed statement of its claim of such material breach or material non-performance, and inSegment shall have sixty (60) days to cure any actual material breach or material non-performance. In the event inSegment fails to cure during said period, SMTP may terminate the Agreement upon thirty (30) days written notice prior to the termination of the then effective Term. Notwithstanding anything contrary contained herein, the SMTP may not terminate the Agreement during the first twelve (12) months of the initial Term except for Cause.

4.

Relationship of the Parties.

SMTP and inSegment are independent contractors and nothing contained in the Agreement shall be deemed to create an employment, association, partnership, joint venture, agency or other relationship between or among inSegment and SMTP or any of their respective personnel.   inSegment is not the agent of Client and is not authorized to make any representation, contract, or commitment on behalf of Client. inSegment will be solely responsible for all tax returns and payments required to be filed with or made to any federal, state or local tax authority with respect to inSegment’s performance of services and receipt of fees under this Agreement.

5.

Representations and Warranties of inSegment.

inSegment hereby represents and warrants that (a) the Services will be an original work of inSegment and any third parties will have executed assignment of rights reasonably acceptable to SMTP; (b) neither the Services, nor any element thereof, will infringe the intellectual property rights of any third party; (c) neither the Services, nor any element thereof, will be subject to any restrictions or to any mortgages, liens, pledges, security interests, encumbrances or encroachments; (d) inSegment will not grant, directly or indirectly, any rights or interest whatsoever in the Services to third parties; (e) InSegment has full right and power to enter into and perform this Agreement without the consent of any third party; (f) InSegment agrees to abide by any and all rules, policies and procedures as communicated to InSegment by SMTP; and (g) to the extent required by law, the Services shall be performed by individuals duly licensed and authorized by law to perform the Services.

Other than with respect to the paragraph above, SMTP shall not be entitled to claim, directly or indirectly, any loss, damage or expense of any nature or kind whatsoever, including direct, indirect, consequential, exemplary, incidental (including without limitation lost revenue, profit or goodwill), or any other form of compensation from inSegment, or its agents, directors, officers, employees, subsidiaries or affiliated companies. INSEGMENT SPECIFICALLY DISCLAIMS THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. SMTP’s sole remedy shall be reduction of fees from and after the time SMTP notifies inSegment in writing that SMTP believes inSegment may be failing to perform the Services properly. Other than with respect to the paragraph above, the remedies of SMTP herein are its sole and exclusive remedies.  SMTP hereby acknowledges inSegment does not provide any product support nor does it provide any customer service support through telephone, via email, online chat or on location other than as expressly stated in this Agreement.

6.

Limitation of Liability.  Exclusion of Indirect Damages.

OTHER THAN WITH RESPECT TO THE FIRST PARAGRAPH OF SECTION 5 ABOVE OR IN CONNECTION WITH ANY INDEMNIFICATION AS DESCRIBED IN SECTION 9 BELOW, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT WILL INSEGMENT BE LIABLE TO SMTP, ITS ENTITIES OR AFFILIATES OR ANY OTHER PERSON FOR ANY INDIRECT DAMAGES OF ANY KIND, INCLUDING WITHOUT LIMITATION, FOR LOST PROFITS, LOST SAVINGS, LOST DATA OR OTHER SPECIAL, DIRECT, INDIRECT, PUNITIVE, CONSEQUENTIAL, OR INCIDENTAL DAMAGES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY PRODUCT OR SERVICE FURNISHED OR TO BE FURNISHED UNDER THIS AGREEMENT OR THE USE THEREOF, EVEN IF SMTP HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE.  THE MAXIMUM, AGGREGATE LIABILITY OF INSEGMENT UPON ANY CLAIMS HOWSOEVER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY THE PRODUCTS OR SERVICES FURNISHED OR TO BE FURNISHED BY INSEGMENT UNDER THIS AGREEMENT WILL IN ANY EVENT BE ABSOLUTELY LIMITED TO THE DIRECT DAMAGES ACTUALLY INCURRED BY SMTP UP TO THE AMOUNT PAID BY SMTP TO INSEGMENT UNDER THIS AGREEMENT FOR THE APPLICABLE PRODUCTS AND/OR SERVICES DURING THE PERIOD OF THREE MONTHS IMMEDIATELY BEFORE NOTIFICATION OF THE CLAIM (AND IF NO AMOUNT HAS BEEN PAID OR IS TO BE PAID TO INSEGMENT, THEN THE LIMIT SHALL BE ONE HUNDRED DOLLARS ($100).

7.

Confidential Information.

SMTP and inSegment both acknowledge that in connection with this Agreement and the Services provided by inSegment under this Agreement, the Parties may provide, and the receiving party may acquire and make use of, certain confidential information of the giving party relating to the provision of the Services which may include, but is not limited to, this Agreement and Work Product, defined herein as reports, methods of operation, trade secrets, training materials, policies, protocols, and procedures (administrative, research, and clinical), budgeting, staffing needs, databases, marketing research, equipment capabilities, fee schedules, and other proprietary, business, financial and other information connected with or related to either party that is not generally known to the public (collectively, “Confidential Information”).

During the term of this Agreement and for a period of five (5) years thereafter, neither SMTP nor inSegment shall use such Confidential Information except in connection with the performance of the Services, or divulge the Confidential Information to any third party, unless the non-disclosing party consents in writing to such use or divulgence or such disclosure is required by law.  In the event either party receives a request or demand from a third party for the disclosure of Confidential Information, the requested party shall promptly (within two (2) business days after receipt of such request or demand) provide written notice to the other party of such request or demand, including a copy of any written document of such request or demand.

Both Parties agree to protect the confidentiality of the Confidential Information of the other in the same manner that it protects the confidentiality of its own proprietary and confidential information of like kind (but in no event using less than reasonable care).

Upon expiration or termination of this Agreement, neither party shall take nor retain, without prior written consent from the other party, any Confidential Information or copies thereof in any form or medium of any kind.   Upon the expiration or termination of this Agreement or otherwise upon the request of the requesting party, all Confidential Information received by the receiving party shall be promptly returned to the requesting party or, destroyed with such destruction confirmed in a form reasonably satisfactory to such party.  Without limiting other possible remedies for the breach of these covenants relating to Confidential Information, the parties agree that injunctive or other equitable relief shall be available to enforce any and all of these covenants, such relief to be without the necessity of posting a bond, cash or otherwise.

8.

Intellectual Property.

Subject to full compliance with the Agreement and upon full payment, acknowledged by an instrument signed by inSegment, of all amounts due to inSegment, the ownership in all deliverables developed for and delivered to, and accepted by SMTP hereunder shall be automatically transferred to SMTP by inSegment. The deliverables shall not include data, modules, components, designs, utilities, subsets, objects, program listings, tools, models, methodologies, programs, systems, analysis frameworks, and specifications (collectively, “Technical Elements”), which are owned or developed by inSegment prior to, or independently from, its engagement hereunder (and any modifications or enhancements to inSegment’s Technical Elements developed in the course of performing the Services) (collectively, “ inSegment's Technical Elements”) and  inSegment retains exclusive ownership rights to all inSegment Technical Elements, and all rights to its knowledge, experience and know-how (including processes, ideas, concepts and techniques) acquired prior to or in the course of performing the Services. inSegment acknowledges that the SMTP’s trademarks, domain names, website content and design are the property of SMTP and that inSegment has no rights in the foregoing and in other intellectual property of SMTP except as expressly granted in the Agreement.

SMTP represents and warrants that (i) it and its signatory are fully authorized by all necessary corporate action to enter into the Agreement, (ii) that by entering into the Agreement it does and will not violate any third-party agreements; (iii) that it is in good corporate standing, and is in compliance with all applicable laws and regulations. SMTP agrees to indemnify, defend and hold harmless inSegment, its affiliates, and its officers, shareholders, directors, agents and employees, against and from any and all claims, suits, actions, demands and proceedings and any and all damages (including, if applicable, fees not charged in consideration of performance fees), losses, costs, expenses, charges, penalties and liabilities (including but not limited to reasonable attorneys' fees and costs), threatened or actually incurred, related to and/or arising from alleged or actual breach by SMTP of any of its warranties, representations, duties, liabilities and/or obligations set forth in the Agreement; from infringement or otherwise related to the intellectual property and related materials provided to inSegment by SMTP; and from any other claim related to SMTP’s business operations except if such claim is a direct result of gross negligence by inSegment.

9.

 Compliance with Laws; Indemnification.

inSegment shall comply with all applicable federal, state and local laws in connection with the performance by inSegment of obligations of inSegment under this Agreement.  inSegment agrees to release SMTP from any claims, other than breach of contract, arising under this contract.

inSegment hereby agrees to defend, indemnify and hold harmless SMTP and its trustees, directors, officers, employees and agents (each a “SMTP Indemnified Party”) from and against any claims, demands, suits, settlements, damages, losses, liabilities, costs and expenses (including, without limitation, reasonable attorneys' fees) (each a “Claim”) paid or incurred by, or asserted against any SMTP Indemnified Party relating to or arising out of or in connection with (i) the breach of any of this Agreement by inSegment; or (ii) the negligence or willful misconduct of inSegment or any of its officers, directors, trustees, employees, representatives and/or agents except to the extent such Claim relates to, arises out of or in connection with the negligence of SMTP.

SMTP hereby agrees to defend, indemnify and hold harmless inSegment and its trustees, directors, officers, employees and agents (each an “inSegment Indemnified Party”) from and against any claims, demands, suits, settlements, damages, losses, liabilities, costs and expenses (including, without limitation, reasonable attorneys' fees) (each a “Claim”) paid or incurred by, or asserted against any inSegment Indemnified Party relating to or arising out of or in connection with (i) the breach of any of this Agreement by SMTP; or (ii) the negligence or willful misconduct of SMTP or any of its officers, directors, trustees, employees, representatives and/or agents except to the extent such Claim relates to, arises out of or in connection with the negligence of the inSegment.

10.

 Publicity.

SMTP acknowledges and agrees that during and after the term of this Agreement, inSegment shall have the right to use SMTP’s name, logo, URL, Web site screen captures, and description in inSegment’s marketing, publicity, and promotional activities and materials, including, but not limited to, press releases, marketing collateral, and in advertisements, without further consent or approval of SMTP. The parties understand and agree, however, that nothing in this Agreement shall obligate inSegment to actually use SMTP’s name, statements or testimonials in connection with inSegment’s marketing.

11.

 Acknowledgement and Credits Clause.

The finished assembled work of Web pages produced by inSegment shall be acknowledged on such website and related website pages as “Created by inSegment” whereby inSegment shall be represented by official inSegment logo as registered and displayed on www.inSegment.com and be a link to the inSegment.com website.  The “inSegment” logo shall be first provided to SMTP for written approval, which shall not be unreasonably withheld.  inSegment reserves the right to display attribution links such as inSegment.com throughout SMTP’s website and its pages through the footer locations, which may not be removed without inSegment’s prior written consent.

12.

 Notices.

All notices, demands and other communications required or permitted hereunder or in connection herewith shall be in writing and delivered in person or sent electronically, by facsimile, nationally recognized overnight courier or registered or certified mail, return receipt requested and postage prepaid to the applicable party at its address or facsimile number set forth below or at such other address or facsimile number as any party hereto may designate as its address or facsimile number for communications under this Agreement by notice so given.  Such communications shall be deemed effective on the (i) day on which delivered or sent if delivered in person, electronically (with confirmatory response electronically sent), or by facsimile (with answered back confirmation received); (ii) first (1st) business day after the day on which sent, if sent by a nationally recognized overnight courier; or (iii) third (3rd) business day after the day on which mailed, if sent by registered or certified mail to:

If to SMTP:

SMTP

Attn:

Alena Chuprakova

One Broadway

Cambridge, MA 02142

(617) 507-8487 (Fax)

If to inSegment:

inSegment, Inc.

313 Washington Street, Suite 401

Newton, MA 02458

(877) 966-2200 (Fax)

13.

 Captions; Entire Agreement; Amendments.

The caption headings are furnished for the convenience and reference of the parties and do not define, limit, extend or describe the scope of this Agreement or any provision in this Agreement.  This Agreement, exhibits and other documents incorporated by reference in this Agreement set forth the entire understanding between the parties hereto regarding the subject matter hereof and supersedes all prior negotiations, agreement and undertakings between the parties with respect to the subject matter.  In the event of any inconsistency or conflict between the terms hereof and any exhibit or other document incorporated by reference into this Agreement, the terms hereof shall govern and control.  This Agreement may not be amended or modified except by an instrument in writing signed by both parties.

14.

 No Waiver.

Neither the failure nor delay by either party to exercise any right, remedy, power or privilege under the Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege, nor shall any waiver with respect to any occurrence be construed as a waiver with respect to any other occurrence.  No waiver of any right, remedy, power or privilege under this Agreement will be effective unless in writing signed by the party to be charged thereby.

15.

 Disclaimer.

inSegment will not be held liable for any and all damages resulting from the use of its products and/or services for anything beyond the original specified use. Furthermore, inSegment shall not be held liable for any loss or consequential loss of data, and/or non-delivery of products and/or services when supplied or edited via a third party on behalf of SMTP including but not limited to SMTP maintained systems and services, hosting companies, marketing agencies or technical support.  Any claim against inSegment shall be limited as stated herein Warranty Clause.

16.

 Assignment; Binding Effect.

The Agreement may not be assigned by either party without the prior written consent of the other party hereto, which consent will not be unreasonably withheld.  The Agreement will be binding upon, enforceable by and inure to the benefit of the parties hereto and their respective successors and assigns, and may not be modified or amended except by a writing signed by each of the parties.

17.

 Third-Party Beneficiaries

The Agreement shall inure to the benefit of the parties specifically listed herein and their affiliated entities.

18.

 Governing Law.

The validity, construction, interpretation and all other matters relating to this Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts, without regard to its conflict of law principles.  In the event of any action or proceeding to enforce any term of this Agreement, the parties shall submit to the exclusive venue of any court located in Suffolk County, Massachusetts.

19.

 Counterparts.

This Agreement may be signed in two or more counterparts, by facsimile or digital copy via email or other digital delivery service mutually acceptable, each of which shall be deemed an original, and all of which taken together shall constitute one and the same Agreement.

20.

 Survival; Severability.

The provisions 2, 5, 6, 7, 8, 9 of this Agreement and Exhibit B shall survive any cancellation or termination of this Agreement.   If any provision of this Agreement is found invalid or unenforceable by a court of competent jurisdiction, then such provision shall be deemed stricken herefrom and the remainder of this Agreement shall remain at all times in full force and effect and such invalid or enforceable provision shall, to the extent legally permitted, be replaced by the valid and enforceable provision that some closest to the parties’ intent underlying the invalid or unenforceable provision.

[The remainder of this page is blank.  The following page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Professional Services Agreement to be executed by their respective duly authorized representatives as of the day and year first above written.

INSEGMENT, Inc.

SMTP, Inc.

By: /s/ Alexander Kesler

By: /s/ Semyon Dukach

Its President

Its: Executive Chairman

Name: Alexander Kesler

Name: Semyon Dukach

EXHIBIT A

Description of the Services

I.

Due Dilligence

In-depth due diligence of client services, customer segments, competition, marketing objectives, historic performance, key industry trends and relevant unique factors.

Website redevelopment strategy plan based on results of above.

Establish benchmarks and performance metrics.

II.

Website Redevelopment

Redevelopment of SMTP.com by inSegment to enhance visitor usability, provide improved conversion performance and increase client acquisition.

Site structure will be built on proprietary systems developed by inSegment and factors based on segmentation, conversion and establishment of best practices.

III.

SEO

On Page overhaul pursuant to Google best practices

Increased relevance of SMTP.com with search engines

Off-Page link building and increased profile awareness through inbound linking

IV.

Marketing via PPC/Paid Advertising/Retargeting

Creation of comprehensive specific target marketing using paid advertising and display ads, which increases traffic and conversion when reaching customers who browse and search relevant content.

Creation and management of content advertising on Google and related networks (on as needed basis).  Text and banner ads will be matched to relevant sites specifically matching SMTP customer demographics.

Use of PPC to retarget and retain visitors to SMTP.com, allowing for specific ad targeting at a future date.

EXHIBIT B

Pricing/Compensation

Service	Cost

1.	SEO/PPC/Marketing/Retargeting	PER SCHEDULES

Monthly Cash Retainer of $12,500 payable per schedule as stated herein:

Cash payment of $12,500 monthly for the Term of this Agreement payable on the fifteenth (15) day of the Service Month.  First payment is due within fifteen (15) days of signing of this Agreement.  Subsequent payments shall be monthly with net fifteen (15) days.

Quarterly Restricted* Stock Grant Payment with a formula as stated below:

Stock Grants representing Restricted* Common Stock in SMTP, Inc., with symbol SMTP, with vesting schedule of six (6) months from delivery date.  Amount of Restricted* Stock Grants shall be determined by Quarterly Formula which shall calculate total shares due inSegment equal to the amount divided by the price of the average closing price of current unrestricted shares in the open market in the last ten (10) trading days of such invoiced quarter.

Quarterly Formula: Restricted* Stock Grant Invoicing shall be deferred until each calendar quarter end.

*Restricted: The Restricted Stock Grants shall not be registered and shall bear restrictions indicating such, in addition  to mutually agreed upon terms and conditions, which shall be agreed upon and executed in writing by inSegment and SMTP within sixty (60) days of the execution of this Agreement.

Obligation of Stock Grant payment shall survive termination of this Agreement for a period representing monthly services rendered through Termination date.  Remaining unpaid monthly services rendered post termination shall be reimbursed with Stock Grants per adjusted Quarterly Formula representing the actual number of service months.

The Restricted Stock will not have not been registered under the Securities Act, or pursuant to the provisions of the securities act of any state.  The securities will be sold to you without benefit of registration under the federal and state securities acts by reason of specific exemptions from registration provided by such acts. The availability of each such exemption is dependent in part upon your investment “intent” as a prospective investor.  An exemption from registration would be unavailable if you were purchasing our securities with a view to redistribute them.  Accordingly, you acknowledge that your purchase is for investment, for your own account, and without any view to the sale or other disposition thereof. You will not be granted the right to require the registration of any of your securities under the Securities Act or any state securities act, and we have no present intention to do so. No liquid public market for any of our Company’s securities exists and such a market may not develop.

You understand and agree that the following restrictions and limitations are applicable to your purchase and resale, hypothecation or other transfer of your securities pursuant to the Securities Act, state securities laws and other reasons. A legend in substantially the following form has been or will be placed on any certificate(s) evidencing your securities:

THE SECURITIES REPRESENTED BY THIS INVESTMENT HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. WITHOUT SUCH REGISTRATIONS, SUCH SECURITIES MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED, EXCEPT WITH THE WRITTEN CONSENT OF THE COMPANY, WHICH CONSENT MAY BE WITHHELD IN ITS SOLE DISCRETION, AND EXCEPT UPON DELIVERY TO THE COMPANY OF AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATIONS ARE NOT REQUIRED FOR SUCH TRANSFER, OR THE SUBMISSION TO THE COMPANY OF OTHER EVIDENCE AS MAY BE SATISFACTORY TO IT TO THE EFFECT THAT THE SECURITIES ACT OF 1933, AS AMENDED, APPLICABLE STATE SECURITIES LAWS, OR ANY RULE OR REGULATION PROMULGATED THEREUNDER HAVE BEEN COMPLIED WITH.

Stop transfer instructions to our Company’s transfer agent will be placed with respect to your securities so as to restrict their resale, pledge, hypothecation or other transfer.

2.	Website Redevelopment	$50,000 ESTIMATE*

*The stated amount is an estimate only and shall be subject to scope of work involved in fulfillment of the stated Website Redevelopment services.  Such work shall be billed separately and in addition to the Retainer and shall be tracked as a separate project.

Invoicing for Website Redevelopment shall be pursuant to Section 2 of the Agreement herein, whereby SMTP shall pay fifty percent (50%) in Cash pursuant to Terms and remainder due and outstanding per Quarterly Restricted Stock Grant Payment as stated above.

3.	Additional Payment / Pricing Terms	Hourly

First Cash Payment of $12,500 is due upon signing of this agreement, which shall apply to Retainer as stated above.

Third party costs such as translation, pr wire fees, travel, etc. are billed at cost with no markup and are payable in addition to the fees specified herein.

inSegment rates are as follows, inSegment’s team is available for consulting and on-site work:

Principals:

$250/hr

Account Managers:

$125/hr

Senior Developers:

$125/hr

Associates:

$85/hr

Designers:

$85/hr

Developers:

$85/hr

Invoicing for Additional Work shall be pursuant to Section 2 of the Agreement herein, whereby SMTP shall pay fifty percent (50%) in Cash pursuant to Terms and remainder due and outstanding per Quarterly Restricted Stock Grant Payment as stated above.